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                                                                   EXHIBIT 99.6


                       [Chase Securities Inc. Letterhead]


                        CONSENT OF CHASE SECURITIES INC.

                                                               October 20, 2000



Special Committee of the Board of Directors
PepsiAmericas, Inc.
3800 Dain Rauscher Plaza
66 South Sixth Street
Minneapolis, Minnesota 55402

Members of the Special Committee:

     We hereby consent to the use of our opinion letter dated August 18, 2000 to the Special Committee of the Board of Directors of PepsiAmericas, Inc. ("PepsiAmericas") included as Annex D to the Joint Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 of Whitman Corporation ("Whitman") relating to the proposed business combination involving PepsiAmericas and Whitman, and to the references therein to such opinion in the section entitled "Summary--Opinions of Financial Advisors," "The Merger--Recommendation of the PepsiAmericas Board and PepsiAmericas' Reasons for the Merger" and "The Merger--Opinion of PepsiAmericas Special Committee's Financial Advisor."

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                     CHASE SECURITIES INC.


                                     By: /s/ Camilla Rab
                                         -------------------------
                                         Name:  Camilla Rab
                                         Title: Vice President